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                                                                   EXHIBIT 10.44



               YAHOO REMOTE MERCHANT INTEGRATION PROGRAM AGREEMENT


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           YAHOO! REMOTE MERCHANT INTEGRATION (RMI) PROGRAM AGREEMENT

THIS RMI AGREEMENT (the " RMI Agreement") is made as of this 24th day of December, 1999 (the "Effective Date") between YAHOO! INC. ("Yahoo!"), a Delaware corporation, and ARTISTdirect, Inc. ("Merchant"), a Delaware corporation. In consideration of the mutual promises contained herein, the parties agree as follows:

1. MERCHANT PRODUCT INFORMATION. Merchant will provide to Yahoo!, or will permit Yahoo! to download, information relating to Merchant products in accordance with Yahoo!'s technical and formatting specifications. Such information will include without limitation a Merchant identifier, product name, product description, product price, URL for the Web page on the Merchant Network (as defined below) that features the product, URL for the Web page on the Merchant Network that contains the product image and, if applicable, any warranty notices or disclaimers, product availability, return information, sizes, colors, SKU numbers, Web pages and graphic files, including but not limited to graphical brand features of Merchant (collectively referred to as "Merchant Product Information"). Merchant agrees to update all Merchant Product Information in accordance with Yahoo!'s technical and formatting specifications and in a timely manner that is mutually agreed upon by the parties. If Merchant provides Merchant Product Information to Yahoo! on or about the Effective Date of this RMI Agreement, Yahoo! will host Merchant Product Information on Yahoo! servers and include Merchant Product Information in Yahoo!'s U.S. based on-line shopping property (referred to as "Yahoo! Shopping" or the "Service") within forty-five (45) days after the Effective Date of this RMI Agreement. If Merchant does not provide Merchant Product Information to Yahoo! on or about the Effective Date of this RMI Agreement, the parties will use commercially reasonable efforts to include Merchant Production Information in Yahoo! Shopping as soon as possible, but no sooner than forty-five (45) days after the Effective Date of this RMI Agreement. Yahoo! is solely responsible for the design, layout, posting and maintenance of Yahoo! Shopping.

2. MERCHANT PAGES. Merchant will permit Yahoo! to download and display, via a "Proxy Server" or other means, Web pages from the Web sites that comprise the network operated by or for Merchant (the "Merchant Network"), currently located at http://www.artistdirect.com. The parties will use commercially reasonable efforts to isolate and include in the Service only those Web sites on the Merchant Network that sell products on-line, including but not limited to the Web site currently located at http://www.ubl.com/fp.asp?layout=front_page and any Web site that sells products on-line relating to a particular recording artist (e.g., www.beckdirect.com). Web pages from the Merchant Network, as displayed by Yahoo! in accordance with this RMI Agreement, are referred to as "Merchant Pages." Within forty-five (45) days after the Effective Date of this RMI Agreement, Yahoo! will host Merchant Pages on Yahoo! servers and include Merchant Pages in Yahoo! Shopping.

3. RESPONSIBILITIES AND RIGHTS WITH RESPECT TO MERCHANT PRODUCT INFORMATION AND MERCHANT PAGES. In the event that Yahoo! becomes aware of a potential violation of law or a conflict with Yahoo!'s advertising guidelines arising from any hypertext links or third party advertising included in the Merchant Pages, Yahoo! will notify Merchant and may request that Merchant remove or replace such hypertext links or third party advertising on Merchant Pages. If the parties cannot resolve the matter within three (3) business days of Yahoo!'s notice to Merchant, Yahoo! reserves the right to remove or disable such hypertext links or third party advertising on Merchant Pages. The foregoing only applies to Merchant Pages and does not affect operation of


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    or any material on the Merchant Network.

4.  CUSTOMER ORDER INFORMATION.

    (a) ORDER PLACEMENT AND FULFILLMENT. Users of Yahoo! Shopping may search for and navigate to Merchant Product Information and Merchant Pages via Yahoo! Shopping pages designed and hosted by Yahoo!. Users of Yahoo! Shopping will order items to be purchased from Merchant via Merchant Pages. Check-out for orders also will be conducted on Merchant Pages (the "Check-out Pages"). Information relating to the purchase of Merchant products via the Service, including product name, product quantity, amount paid, user's proper name, shipping address, billing address, email address and credit card information ("Customer Order Information") will be transmitted to Merchant. Merchant will notify each user via email within twenty-four (24) hours after Merchant receives the Customer Order Information whether the order can or cannot be fulfilled. Merchant will be solely responsible for all products offered by Merchant on Yahoo! Shopping and all activities related to such products, including without limitation billing, shipping and fulfillment of goods, returns and customer service and for any acts or omissions that occur in connection with such product offerings. During the Term (as defined below), if Merchant intends to modify the Check-out Pages or otherwise redesign the Merchant Network, Merchant will provide Yahoo! with (i) at least three (3) business days written notice prior to implementing such modification or redesign, unless such modification or redesign is necessary to avoid liability for third party claims, and (ii) reasonable technical assistance, as Yahoo! may reasonably request, to ensure that the Service will be uninterrupted. Merchant acknowledges that Merchant's failure to provide Yahoo! with at least three (3) business days notice prior to implementing such modification or redesign may adversely affect operation of Merchant Pages, including but not limited to Check-out Pages, and users' ability to search for and navigate to Merchant Production Information and Merchant Pages.

    (b) PRIVACY AND CONSUMER PROTECTION. Merchant agrees to implement adequate security protections to ensure the privacy of Customer Order Information. Merchant further agrees (i) to post a privacy policy on the Merchant Network that, at a minimum, discloses any and all uses of personal information collected from users by Merchant, including but not limited to any uses of personal information collected during a transaction that is cancelled or otherwise not completed by the user;
         (ii) to place a prominent notice on any Check-out Pages on which Merchant collects personal information from users that such information is being collected; (iii) to provide a hypertext link on all Check-out Pages to Merchant's privacy policy; and (iv) to use Customer Order Information only as expressly permitted by Merchant's privacy policy. If a user requests, or if Yahoo! conveys such request on behalf of the user, that Merchant remove personal information relating to any user from Merchant's database and other records, Merchant agrees to remove such information promptly from its database or other records.

5. INFORMATION MAINTAINED BY YAHOO! AND RELEVANT TO THE TRANSACTION. In the event that a registered Yahoo! user places an order for a Merchant product via the Service, Yahoo! already may maintain information about the user in Yahoo!'s proprietary databases that is relevant to the transaction, including but not limited to that user's proper name, shipping address, billing address, email address and credit card information. Merchant acknowledges that Yahoo! may give registered Yahoo! users the option to have certain input fields on Check-out Pages that


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    request Customer Order Information "populated" with applicable information about that registered Yahoo! user from Yahoo!'s proprietary databases. For clarity, the parties understand that such "population" by Yahoo! will not affect Merchant's ownership of Customer Order Information, as set forth in
    Section 7(c), and will not transfer, impair or otherwise limit Yahoo!'s rights in the "populated" information.

6. REGISTRATION OF UNREGISTERED YAHOO! USERS WHO PURCHASE FROM MERCHANT VIA THE SERVICE. Merchant agrees that users who are not registered with Yahoo! may be given the opportunity to register with Yahoo! before completing a discrete transaction with Merchant via the Service; provided, however, that
    (a) such opportunity to register may be presented during the check-out process for the underlying transaction only to the extent that Yahoo! places a hypertext link to its registration page in the Yahoo! branded toolbar on Merchant Pages, unless otherwise mutually agreed upon by the parties, and
    (b) there will be no obligation to register. The Yahoo! branded toolbar will be substantially similar in form to the example set forth in Exhibit 1 and will include other hypertext links that provide access to additional features of the Service only.

7.  MERCHANT LICENSES TO YAHOO!.

    (a) MERCHANT PRODUCT INFORMATION. Subject to the limitations set forth in this Section 7(a), Merchant hereby grants to Yahoo! a worldwide, non-transferable, non-sublicensable, non-exclusive license to use, display, modify, make derivative works from, reproduce and distribute Merchant Product Information and any portions thereof and any derivative works therefrom during the Term solely for the purpose of providing features of the Service, including without limitation the right to incorporate Merchant Product Information into a database and the right to display in any manner the results of search queries and comparisons conducted by users of the Service. Yahoo! may modify and create derivative works from Merchant Product Information only to the extent reasonably necessary to fit the format of the Service or to provide features of the Service. Merchant also grants to Yahoo! (i) the right to maintain such Merchant Product Information on Yahoo! servers during the Term; (ii) the right to authorize the downloading and printing of Merchant Product Information, or any portion thereof, by users; and (iii) subject to Merchant's prior approval, which will not be unreasonably withheld, the right to use Merchant Product Information for purposes of promoting Merchant products, Yahoo! Shopping or Yahoo! generally.

    (b) MERCHANT PAGES. Subject to the limitations set forth in this Section 7(b), Merchant grants to Yahoo! a worldwide, non-transferable, non-sublicensable, non-exclusive license to use, display, modify, reproduce and distribute Merchant Pages during the Term solely for the purpose of responding to particular queries by users of the Service. Notwithstanding the foregoing, Yahoo! may modify Merchant Pages only pursuant to Section 3 above and to the extent necessary to format Merchant Pages for the Service or to provide features of the Service by placing a Yahoo! branded toolbar on Merchant Pages in a manner substantially similar to the example set forth in Exhibit 1; provided, however, that no modification will affect the substance or accuracy of the underlying content on Merchant Pages. Merchant also grants to Yahoo! (i) the right to designate and display a Yahoo! URL for all Merchant Pages and (ii) subject to Merchant's prior approval, the right to redirect certain hypertext links on Merchant Pages to certain pages of the Service.

    (c) CUSTOMER ORDER INFORMATION. Merchant owns Customer Order Information and grants to


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         Yahoo! a perpetual, worldwide, sublicensable, non-exclusive license to use Customer Order Information in aggregate form, such that Customer Order Information is not individually attributable to Merchant or to individual users as customers of Merchant specifically, for research, marketing or other promotional purposes. Yahoo!'s use of Customer Order Information under this Section 7(c) will comply with the privacy principles of TRUSTe, currently located at http://www.truste.org/webpublishers/pub_principles.html.

8. YAHOO! LICENSES TO MERCHANT. Yahoo! may provide Merchant with access to certain software owned by Yahoo! (the "Software") in order to, among other things, facilitate the transmission of Customer Order Information to Merchant. In the event that Yahoo! provides Merchant with access to Software, the terms that govern such access to, and use of, said Software will be mutually agreed upon by the parties.

9. CONFIDENTIALITY. Each party acknowledges that Confidential Information may be disclosed to the other party during the Term of this RMI Agreement. "Confidential Information" means any confidential, proprietary or trade secret information relating to this RMI Agreement or disclosed by one party to the other party during the Term of this RMI Agreement, including but not limited to material terms of this RMI Agreement, information about users (e.g. Customer Order Information), guidelines and specifications, technical processes, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data that is not (a) generally known to the public; (b) disclosed in public materials or otherwise in the public domain through no fault of the receiving party; (c) lawfully known to or independently developed by the receiving party prior to disclosure by the disclosing party; (d) lawfully obtained from a third party; or (e) required or reasonably advised to be disclosed by law. Except as otherwise expressly provided in this RMI Agreement, each party agrees that (i) it will treat all Confidential Information of the other party with the same degree of care as it accords to its own Confidential Information and (ii) it will disclose Confidential Information of the other party only to those of its agents or employees who need to know such Confidential Information and who have agreed previously, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms substantially similar to those of this
    Section 10. Merchant acknowledges and agrees that Yahoo! may access information related to Merchant on Yahoo! servers during the Term as necessary to identify or resolve technical problems or respond to complaints about the Service.

10. PAYMENTS TO YAHOO!. Merchant will pay to Yahoo! one percent (1%) of Revenue received by Merchant. "Revenue" means the total net retail amount of sales, excluding shipping, handling, taxes, credit card processing fees, fulfillment fees charged by third party suppliers (which will not exceed $3.00 per item without Yahoo!'s prior written consent, which will not be unreasonably withheld), refunds and rebates paid, and any chargebacks for returned or canceled products, from all purchases of Merchant products that are conducted on the Service. Merchant will pay such Revenue share amounts quarterly within fifteen (15) days of the end of each quarter and will accompany each payment with a written report certified by an officer of Merchant that includes (a) the total retail dollar amount of sales made via the Service and (b) the calculation of Revenue share due to Yahoo!. Merchant will maintain complete and accurate records in accordance with generally accepted methods of accounting for all such transactions and will allow Yahoo!, at its own expense, to direct an independent certified public accounting firm to inspect and audit such records during normal business hours with written notice to Merchant. Such audits will not be




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    required more often than one (1) time per twelve (12) month period, except that Yahoo! may audit Merchant within three (3) months of any audit in which a discrepancy of ten percent (10%) or greater is discovered. If such a discrepancy is discovered, Merchant will pay the amount of the error to Yahoo! within ten (10) days of such error's discovery. Yahoo! will pay the cost of any audit conducted in accordance with this Section 10, except that Merchant will pay such audit's cost, as long as such cost is computed on an hourly and not contingent basis, if a discrepancy of ten percent (10%) or greater was discovered in the immediately preceding audit. All fees are payable in U.S. dollars. Late payments will bear interest at the rate of one percent (1%) per month (or the highest rate permitted by law, if less). In the event of any failure by Merchant to make payment, Merchant will be responsible for all reasonable expenses (including attorneys' fees) incurred by Yahoo! in collecting such amounts.

11. TERM, TERMINATION AND MODIFICATION. This RMI Agreement will become effective as of the Effective Date and will, unless sooner terminated as provided herein or as otherwise agreed, remain effective for at least twenty-four
    (24) months from the date on which Merchant Pages become publicly available via the Service and continue on a month to month basis thereafter until terminated by either party with no less than thirty (30) days written notice (the "Term"). No amendment to any provision of this RMI Agreement will be effective unless in writing and signed by both parties. Upon termination, Yahoo! will delete from its servers any and all information related to Merchant, including but not limited to Merchant Product Information, but excluding Customer Order Information retained in accordance with Section 7(c). Sections 4(b), 7(c), 9, 10 (to the extent that Yahoo! is owed fees that arose during the Term and to the extent that Yahoo!'s audit right will survive for one year after termination), 11 and 13 through 15 will survive termination or expiration of this RMI Agreement.

12. REPRESENTATIONS AND WARRANTIES.

    (a) BY MERCHANT. Merchant represents and warrants that it (i) has full power and authority under all relevant laws and regulations to offer, sell and distribute the products offered by it, including but not limited to holding all necessary licenses from all necessary jurisdictions to engage in the advertising and sale of such products, and (ii) will not engage in any activities: (A) that constitute or encourage a violation of any applicable law or regulation, including but not limited to the sale of illegal goods or the violation of export control or obscenity laws and (B) that are in any way connected with the transmission of the unsolicited distribution of email or with any unethical marketing practices.

    (b) BY YAHOO!. Yahoo! represents and warrants that it (i) has full power and authority under all relevant laws and regulations to offer the Service and (ii) will not engage in any activities that are in any way connected with the transmission of the unsolicited distribution of email or with any unethical marketing practices.

13. INDEMNITY.

    (a) BY MERCHANT. Merchant, at its own expense, will indemnify, defend and hold harmless Yahoo! and its employees, representatives, agents and affiliates against any claim, demand,



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         action or other proceeding brought by any third party against Yahoo! to the extent that such claim, demand, action or other proceeding is based on, or arises out of, (i) any products offered, distributed or sold by Merchant in connection with the Service; (ii) any mistake, error or omission made by Merchant, including but not limited to data corruption and/or wrongful disclosure of Customer Order Information; or (iii) any infringement of the United States copyright, trademark or other proprietary right of a third party established under United States law that results from Merchant's use of any content, trademarks, service marks, trade names, copyrighted or patented material, or other intellectual property used by Merchant; provided, however, that in any such case: (A) Yahoo! provides Merchant with prompt written notice of any such claim; (B) Yahoo! permits Merchant to assume and control the defense of such action or proceeding upon Merchant's written notice to Yahoo! of its intention to indemnify; and (C) upon Merchant's written request, and at no expense to Yahoo!, Yahoo! will provide Merchant with all available information and assistance reasonably necessary for Merchant to defend such claim. Merchant will not enter into any settlement or compromise of any such claim, which settlement or compromise would result in any liability to Yahoo!, without Yahoo!'s prior written consent, which will not be unreasonably withheld.
         Merchant will pay any and all costs, damages and expenses, including but not limited to reasonable attorneys' fees and costs awarded against or otherwise incurred by Yahoo! in connection with or arising from any such claim, demand, action or other proceeding. It is understood and agreed that Yahoo! will not be required to edit or review for accuracy or appropriateness any content provided by Merchant.

    (b) BY YAHOO!. Yahoo!, at its own expense, will indemnify, defend and hold harmless Merchant and its employees, representatives, agents and affiliates against any claim, demand, action or other proceeding brought by any third party against Merchant to the extent that such claim, demand, action or other proceeding is based on, or arises out of, (i) any corruption of Merchant Product Information by Yahoo! that prevents the successful completion of any transaction between Merchant and a potential customer of Merchant; (ii) any wrongful disclosure of Customer Order Information by Yahoo!; or (iii) any infringement of the United States copyright, trademark or other proprietary right of a third party established under United States law that results from Yahoo!'s use of Yahoo! trademarks, service marks, logos or other distinctive Yahoo! brand features; provided, however, that in any such case: (A) Merchant provides Yahoo! with prompt written notice of any such claim; (B) Merchant permits Yahoo! to assume and control the defense of such action or proceeding upon Yahoo!'s written notice to Merchant of its intention to indemnify; and (C) upon Yahoo!'s written request, and at no expense to Merchant, Merchant will provide Yahoo! with all available information and assistance reasonably necessary for Yahoo! to defend such claim. Yahoo! will not enter into any settlement or compromise of any such claim, which settlement or compromise would result in any liability to Merchant, without Merchant's prior written consent, which will not be unreasonably withheld. Yahoo! will pay any and all costs, damages and expenses, including but not limited to reasonable attorneys' fees and costs awarded against or otherwise incurred by Merchant in connection with or arising from any such claim, demand, action or other proceeding.

14. DISCLAIMER OF WARRANTIES AND LIMITATIONS OF LIABILITY AND DAMAGES. THE SERVICE IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED,


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    INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
    PARTICULAR PURPOSE. NEITHER THIS RMI AGREEMENT NOR ANY DOCUMENTATION FURNISHED UNDER IT IS INTENDED TO EXPRESS OR IMPLY ANY WARRANTY THAT THE SERVICES WILL BE UNINTERRUPTED, TIMELY OR ERROR-FREE.

    EXCEPT FOR OBLIGATIONS UNDER SECTION 13, NEITHER PARTY NOR ITS PARENTS, SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS WILL BE LIABLE, UNDER ANY CIRCUMSTANCES OR LEGAL THEORIES WHATSOEVER, FOR ANY LOSS OF BUSINESS, PROFITS OR GOODWILL, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, EVEN IF THAT PARTY IS AWARE OF THE RISK OF SUCH DAMAGES. IN ADDITION, AND EXCEPT FOR OBLIGATIONS UNDER SECTION 13, NEITHER PARTY WILL BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORIES FOR ANY DAMAGES THAT RESULT IN ANY WAY FROM MERCHANT'S USE OR INABILITY TO USE THE SERVICE, OR THAT RESULT FROM ERRORS, DEFECTS, OMISSIONS, DELAYS IN OPERATION OR TRANSMISSION, OR ANY OTHER FAILURE OF PERFORMANCE OF THE SERVICE.

15. MISCELLANEOUS. Any and all press releases and other public announcements relating to this RMI Agreement and/or the underlying transactions between Yahoo! and Merchant and the method and timing of such announcements must be approved in advance by the parties in writing. Any notice or communication will be (a) in writing; (b) sent by overnight or certified mail return receipt requested; and (c) deemed delivered to the party to whom such communication is directed, if by overnight mail, on the date delivered or, if by certified mail, two (2) days following the date sent. If to Yahoo!, such notices will be addressed to 3420 Central Expressway, Santa Clara, CA 95051. If to Merchant, such notices will be addressed to 17835 Ventura Boulevard, Suite 310, Encino CA 91316, Attention Chief Operating Officer, with a copy to Lenard & Gonzalez LLP, 1900 Avenue of the Stars, 25th Floor, Los Angeles, CA 90067, Attention: Allen D. Lenard, Esq. The section headings in this RMI Agreement are for convenience only and may not be relied upon to construe or otherwise interpret this RMI Agreement. This RMI Agreement constitutes the final, complete and exclusive statement of the agreement between the parties with respect to its subject matter and supersede all previous proposals. This RMI Agreement and the relationship between Merchant and Yahoo! will be governed by the laws of the state of California without regard to its conflict of law provisions. If any provision of this RMI Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this RMI Agreement will remain in full force. Neither party's failure to exercise or enforce any right or provision of this RMI Agreement will constitute a waiver of such right or provision. Both parties agree that, regardless of any statute or law to the contrary, any claim or cause of action arising out of or related to use of the Service or this RMI Agreement must be filed within two (2) years after such claim or cause of action arose, or be forever barred.


                            [SIGNATURE PAGE FOLLOWS]


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IN WITNESS WHEREOF, the parties have caused this RMI Agreement to be executed by their duly authorized representatives as of the date first written above.

        YAHOO! INC.

By: /s/ ANIL SINGH                      By: /s/ KEITH YOKOMOTO
    -----------------------------           -----------------------------
Title: Senior Vice President            Title: President and COO
       --------------------------              --------------------------
Address: 3420 Central Expressway        Address:
         ------------------------                ------------------------
         Santa Clara, CA 95051
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Telecopy:                               Telecopy:
          -----------------------                 -----------------------
E-mail:                                 E-mail:
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